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                          EXHIBIT C TO SCHEDULE 13D/A

                             REIMBURSEMENT AGREEMENT

         This REIMBURSEMENT AGREEMENT, dated as of December 27, 2002 (this "Agreement"), is entered into by and between DSL.NET, INC., a Delaware corporation ("Obligor"), the guarantors identified on the signature pages hereof (collectively, the "Guarantors" and each a "Guarantor") and VANTAGEPOINT VENTURE PARTNERS III (Q), L.P., a Delaware limited partnership as the administrative agent for the Guarantors ("Agent").

                                    RECITALS

         A. Obligor has requested that the Guarantors cause to be issued, and subject to the terms and condition of this Agreement, the Guarantors have agreed to be issued, Guaranties (collectively, as amended and in effect from time to time, the "Guaranties" and each a "Guaranty") in an aggregate amount up to Six Million Seven Hundred Thirty Thousand Dollars ($6,730,000) to support certain obligations of Obligor, under a Revolving Credit and Term Loan Agreement, dated as of December 13, 2002 (as amended and in effect from time to time, the "Credit Agreement"), between Obligor and Fleet National Bank ("Bank").

         B. In order to induce Guarantors to issue the Guaranties, Obligor has agreed to enter into this Agreement.

         C. The obligations under this Agreement are secured by a Security Agreement, dated the date hereof, executed by Obligor and certain of its Subsidiaries in favor of Agent for itself and the benefit of the Guarantors (as amended and in effect from time to time, the "Security Agreement"). The obligations under this Agreement have been guarantied by certain of the Subsidiaries of Obligor (each a "Subsidiary Guarantor") pursuant to a Subsidiary Guaranty, dated as of the date hereof (as amended and in effect from time to time, the "Subsidiary Guaranty")

         D. Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings set forth in
                  Section 6 hereof.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Obligor hereby agrees with Guarantors and Agent as follows:

         1. REIMBURSEMENT. (a) If Guarantors shall at any time or from time to time be required to make any payment (i) under the Guaranties for any Drawn Amounts, or (ii) in payment of a Guaranty Expense Amount, then Agent, at the direction of Required Guarantors (provided, that if the Columbia Entities desire to take an enforcement action that Required Guarantors have not consented to, the Agent shall take such enforcement action as the Columbia Entities direct the Agent to take, provided further, that Agent shall not take such enforcement action until the earlier of (A) the 120th day after receipt by Agent of written notice of such enforcement action from the Columbia Entities or (B) such time as the Required Guarantors have provided their consent to such enforcement actions), may give Obligor written notice of any such payments and Obligor shall reimburse Agent within two (2) business days of receipt of such written notice an amount equal to such Drawn Amounts and/or Guaranty Expense Amount, as applicable.

         (b) Obligor's Obligations hereunder are absolute, unconditional and irrevocable and shall not be reduced by any set-off or any event or occurrence including any action or inaction by Agent or Guarantors or any other party or by any unenforceability of the Credit Agreement. Any Obligations not paid when due shall bear interest a rate per annum of 10%.

         (c) All payments by Obligor shall be made to Agent for the account of all of the Guarantors and shall be made in immediately available funds, no later than 1:00 p.m. (California time) on the date specified herein. Any payment received by Agent later than 1:00 p.m. (California time), shall be deemed to have been received on the following business day and any applicable interest shall continue to accrue until such following business day.

         (d) Except as otherwise provided in this Agreement, aggregate payments made pursuant to this Section 1 shall be apportioned ratably among the Guarantors and payments of Guaranty Expense Amounts (other than fees or expenses that are for Agent's separate account) shall be apportioned ratably among the Guarantors. All payments shall be remitted to Agent and all such payments and all proceeds of Collateral received by Agent, shall be applied as follows:

                  (i) first, to pay any Guaranty Expense Amounts then due to Agent under the Operative Documents, until paid in full;

                  (ii) second, to pay any Guaranty Expense Amount then due to the Guarantors under the Operative Documents, on a ratable basis, until paid in full;

                  (iii) third, to pay any interest due in respect of Drawn Amounts to the Guarantors under this Agreement, on a ratable basis, until paid in full; and

                  (iv) fourth, to pay any Drawn Amounts then due to the Guarantors under this Agreement, on a ratable basis, until paid in full.

         Except as otherwise provided in this Agreement, rights, interests and obligations of each Guarantor under this Agreement and related Operative Documents, including security interests in the Collateral under the Security Agreement, shall be shared by each Guarantor in the ratio of (a) the aggregate Drawn Amount paid by such Guarantor to Bank pursuant to such Guarantor's Guaranty to (b) the aggregate Drawn Amounts paid by all Guarantors to Bank pursuant to such Guarantors' Guaranties; and if no Drawn Amounts have been paid to Bank, then the ratio of (y) a Guarantor's Guaranty Commitment to (z) the aggregate Guaranty Commitments of all Guarantors. Any reference in this Agreement to an allocation between or sharing by Guarantors of any right, interest or obligation "ratably," "proportionally" or in similar terms shall refer to this ratio.

         2. REPRESENTATIONS AND WARRANTIES OF OBLIGOR. Obligor represents and warrants to Agent and Guarantors that:

                  (a) Due Incorporation, Qualification, etc. Obligor (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) has the corporate power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction


                                      -2-
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where the failure to be so qualified or licensed could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Obligor.

                  (b) Authority. The execution, delivery and performance by Obligor of this Agreement and the other Operative Documents to which it is a party and the consummation of the transactions contemplated hereby (i) are within the corporate power and authority of Obligor and (ii) have been duly authorized by all necessary corporate actions on the part of Obligor.

                  (c) Enforceability. This Agreement and the other Operative Documents to which Obligor is a party has been duly executed and delivered by Obligor and constitutes, or will constitute, a legal, valid and binding obligation of Obligor, enforceable against Obligor in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights generally and general principles of equity.

                  (d) Non-Contravention. The execution and delivery by Obligor of this Agreement and the other Operative Documents and the performance and consummation of the transactions contemplated hereby do not and will not (i) violate the articles or certificate of incorporation or bylaws of Obligor or any material judgment, order, writ, decree, statute, rule or regulation applicable to Obligor; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other person to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract to which Obligor is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of Obligor (other than those in favor of Agent) or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to Obligor, its business or operations, or any of its assets or properties.

                  (e) Approvals. Other than those already obtained, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other person (including, without limitation, the shareholders of Obligor) is required in connection with the execution and delivery of this Agreement and the other Operative Documents and the performance and consummation of the transactions contemplated hereby and thereby.

         3. DELIVERIES. Simultaneously with the execution and delivery of this Agreement, the following shall occur:

                  (a) Obligor and each Subsidiary Guarantor shall have executed and delivered to Agent the Security Agreement in the form attached hereto as Exhibit A;

                  (b) Each Subsidiary Guarantor shall have executed and delivered to Agent the Subsidiary Guaranty in the form attached hereto as Exhibit B;

                  (c) Obligor shall have delivered to each Guarantor or their designee (other than the Additional Guarantors) a warrant in the form attached hereto as Exhibit C (collectively, the "Warrants") to purchase that number of shares of Obligor's common stock as set forth on Schedule 3;

                  (d) Obligor and each Subsidiary Guarantor shall have executed and delivered each financing statement, instrument, agreement and other document as Agent shall have reasonably requested to perfect its security interest and the priority thereof;

                  (e) Obligor shall have delivered to Agent an opinion of its counsel in form and substance reasonably satisfactory to Agent;


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                  (f)      Obligor shall have delivered to Agent an amendment to
Obligor's Stockholders Agreement, dated as of December 24, 2001, duly executed by the requisite number of investors party thereto, pursuant to which each Guarantor or their representative designee receiving a warrant from Obligor in connection with the transactions described herein shall receive the same registration rights granted to other investors party to such registration rights agreement with respect to the shares of common stock issuable upon exercise or conversion of the warrant referenced in subsection (c) of this Section 3; and

                  (g) Except for the Additional Guarantors, each Guarantor, or an affiliate or designee of such Guarantor, shall have executed and delivered to Lender a Guaranty in the maximum principal amount set forth opposite such Guarantor's name on Schedule 2 hereto.

         To the extent any of the foregoing shall not have occurred upon the execution and delivery of this Agreement, Obligor agrees (as a covenant and not merely as a condition) to promptly accomplish the same.

         4.       COVENANTS OF OBLIGOR.

                  (a)      Obligor agrees:

                           (i)      To timely perform all of its obligations to
Bank under the Credit Agreement;

                           (ii)     To give Agent prompt notice of any default
in the observance of each Obligor's obligations under the Credit Agreement and to use its commercially reasonable best efforts to cure any such default within the time periods permitted;

                           (iii)    Unless the Required Guarantors provides
their prior written consent, not to make any initial borrowing or otherwise utilize credit under the Credit Agreement until such time as the unrestricted cash (determined in accordance with GAAP and excluding Excluded Cash) shown on Obligor's balance sheet is less than $2,000,000;

                           (iv)     Not to amend or otherwise modify the Credit
Agreement without the prior written consent of Agent, and not to enter into any loan or credit agreement or other credit arrangements with Bank, or any other lender, outside the Operative Documents;

(v) To immediately notify Agent if the unrestricted cash (determined in accordance with GAAP and excluding Excluded Cash) shown on Obligor's balance sheet equals or exceeds $11,000,000;

                           (vi)     If the unrestricted cash (determined in
accordance with GAAP and excluding Excluded Cash) shown on Obligor's balance sheet equals or exceeds $11,000,000, then Obligor shall do either of the following at Agent's request:

                                    (1)      repay outstanding loans under the
Credit Agreement in increments of $1,000,000 for each such increment in excess of $10,000,000 (excluding any Excluded Cash) (provided that if there is less than $1,000,000 of outstanding loans due under the Credit Agreement, then Obligor shall repay such lesser amount to the extent that Obligor retains unrestricted cash balances in an amount equal to $10,000,000 (excluding any Excluded Cash) after giving effect to such repayment), and if requested by Agent, permanently reduce the outstanding commitment under the Credit Agreement in an amount equal to such repayment amount; or

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                                    (2)      cause each Guarantor's guarantee
requirement under the Credit Agreement to be eliminated ratably in an aggregate amount equal to the amount of outstanding loans that would otherwise be required to be repaid pursuant to Section 4(a)(vi)(1) hereof.

                           (vii)    Obligor will cause each of its Subsidiaries
(other than a Regulated Subsidiary and DSLnet Communications Delaware, Inc.) hereafter formed or acquired, to execute and deliver to Agent a Subsidiary Joinder in the form of Attachment 1 to the Guaranty, to cause such Subsidiary to become a Subsidiary Guarantor under the Subsidiary Guaranty and a Grantor under the Security Agreement. Obligor and such Subsidiary shall fully cooperate with Agent and perform all additional acts requested by Agent to effect the purposes of this Section 4(a)(vii), including without limitation, execution and delivery of agreements, instruments, UCC financing statements, documents, and certificates all in form and substance satisfactory to Agent.

                  (b) Obligor agrees, at all times after Obligor has received notice of a demand by Bank for payment under the Guaranty and until such demand has been rescinded by Bank, that without the prior written consent of Agent:

                           (i)      Indebtedness. Neither Obligor nor any of its
Subsidiaries shall create, incur, assume or permit to exist any Indebtedness except Permitted Indebtedness.

                           (ii)     Liens. Neither Obligor nor any of its
Subsidiaries shall create, incur, assume or permit to exist any Lien on or with respect to any of its assets or property of any character, whether now owned or hereafter acquired, except for Permitted Liens.

                           (iii)    Asset Dispositions. Neither Obligor nor any
of its Subsidiaries shall sell, lease, transfer, license or otherwise dispose of (collectively, a "Transfer") any of its assets or property, whether now owned or hereafter acquired, except (i) Transfers in the ordinary course of its business
(A) consisting of the sale of inventory, (B) consisting of sales of excess, worn-out or obsolete equipment, and (C) consisting of cash payments in a manner that is not prohibited by the terms of this Agreement or the other Operative Documents; and (ii) Transfers by Obligor to any Subsidiary which is a Subsidiary Guarantor and Transfers by any Subsidiary to Obligor or another Subsidiary which is a Subsidiary Guarantor.

                           (iv)     Mergers, Acquisitions, Etc. Neither Obligor
nor any of its Subsidiaries shall consolidate with or merge into any other Person or permit any other Person to merge into it, or acquire all or substantially all of the assets or capital stock of any other Person, except that any Subsidiary may merge with and into Obligor or another Subsidiary which is a Subsidiary Guarantor.

                           (v)      Investments. Neither Obligor nor any of its
Subsidiaries shall make any Investment except for Permitted Investments. Neither Obligor nor any of its Subsidiaries shall create, acquire or permit to exist any Subsidiary which is not a Subsidiary Guarantor other than a Regulated Subsidiary or DSLnet Communications Delaware, Inc. Notwithstanding the foregoing, neither Obligor nor any of its Subsidiaries shall make any Investment in a Regulated Subsidiary to the extent that such Investment exceeds amounts necessary for such Regulated Subsidiary to make payments to its vendors, public utility commissions or the Federal Communications Commission and any other governmental authorities in the ordinary course of business.

                           (vi)     Dividends, Redemptions, Etc. Neither Obligor
nor any of its Subsidiaries shall (i) pay any dividends or make any distributions on its equity securities; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its equity securities, other than equity securities in an aggregate amount not to exceed $250,000 purchased from terminated employees, consultants or directors pursuant to employee stock purchase plans, employee restricted stock agreements or similar agreements; (iii) return any capital to any holder of its equity securities;
(iv) make any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities; or (v) set apart any sum for any such purpose; provided, however, that any Subsidiary may pay cash dividends to Obligor or any Subsidiary which is a Subsidiary Guarantor.

                           (vii)    Indebtedness Payments. Neither Obligor nor
any of its Subsidiaries shall (i) prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than amounts due under the Credit Agreement or this Agreement) or lease obligations, (ii) amend, modify or otherwise change the terms of any Indebtedness (other than the Obligations) or lease obligations so as to accelerate the scheduled repayment thereof or (iii) repay any notes to officers, directors or shareholders.

                           (viii)   Affiliate Transactions. Except for this
Agreement and the other Operative Documents, neither Obligor nor any of its Subsidiaries shall enter into any contractual obligation with any Affiliate or engage in any other transaction with any Affiliate (other than transactions pursuant to existing agreements between Obligor and holders of its Preferred Stock and transactions which are not material in amount) except upon terms at least as favorable to Obligor or such Subsidiary as an arms-length transaction with unaffiliated Persons.

                           (ix)     Notice of Defaults. Promptly upon the
occurrence thereof, provide written notice to Agent of the occurrence of any Event of Default hereunder.

                  (c) Notwithstanding anything contained in this Agreement or any of the Operative Documents within ninety (90) days of the date of this Agreement, Obligor shall cause the dissolution of DSLnet Communications Delaware, Inc., provided that the assets or properties, or proceeds of such assets or properties of such Subsidiary are transferred to Obligor.

                  (d) If The Lafayette Investment Fund, L.P., Charles River Partnership X, Charles River Partnership X-A, Charles River Friends X-B, LLC, or Charles River Friends X-C, LLC (collectively, the "Additional Guarantors" and each an "Additional Guarantor") enter into a Guaranty on or before January 31, 2003, with Bank to guaranty Obligor's obligations under the Credit Agreement, then each Additional Guarantor, on the date of execution of its Guaranty, shall be issued a warrant to purchase Obligor's common stock in the form attached hereto as Exhibit C. Each Additional Guarantor that is entitled to receive a warrant pursuant to this provision, shall receive the right to purchase that number of shares equal to its ratable share of Ten Million (10,000,000) shares of Obligor's common stock as set forth on Schedule 3 hereto. To the extent that any Excess Warrant Shares have not been issued as of January 31, 2003, then no later than February 4, 2003, the Obligor shall issue an additional warrant to each Guarantor (other than the Additional Guarantors that have not entered into a Guaranty pursuant to this Section 4(d)) in the form of Exhibit C to purchase such Guarantor's ratable share of the Excess Warrant Shares. The term "Excess Warrant Shares" shall mean Ten Million (10,000,000) shares minus the aggregate number of shares of common stock issuable upon exercise or conversion of all Warrants issued in connection with this Agreement, including any warrants issued pursuant to this Section 4(d). Each of the Additional Guarantors agree to use their best efforts to enter into a Guaranty on or before January 31, 2003, in the maximum principal amount set forth opposite such Additional Guarantor's name on Schedule 2 hereto.

         5. DEFAULT AND REMEDIES. Obligor shall be deemed in default under this Agreement upon the occurrence and during the continuance of any of the following events (each, an "Event of Default"):

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                  (a)      Obligor shall default with respect to any payment
obligation hereunder and such default shall continue uncured for a period of five (5) business days; or

                  (b) Any representation or warranty made by Obligor in this Agreement or in the Credit Agreement, or as an inducement to any of the Guarantors to cause such Guarantor's Guaranty to be issued, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

                  (c) Obligor or any of its Subsidiaries shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement or the other Operative Documents (other than those specified in Sections 5(a)) and (i) such failure shall continue for fifteen (15) days, or (ii) if such failure is not curable within such fifteen (15) day period, but is reasonably capable of cure within thirty (30) days, either (A) such failure shall continue for thirty (30) days or (B) Obligor or any such Subsidiary shall not have commenced a cure in a manner reasonably satisfactory to Agent within the initial fifteen (15) day period; or

                  (d) Obligor or any of its Subsidiaries shall default in the observance or performance of any other agreement, term or condition contained in any bond, debenture, note or other evidence of Indebtedness, and the effect of such failure or default is to cause, or permit the holder or holders of such Indebtedness thereof to cause, Indebtedness in an aggregate amount for all such collective defaults of One Million Dollars ($1,000,000) or more to become due prior to its stated date of maturity; or

                  (e) Obligor shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

                  (f) Proceedings for the appointment of a receiver, trustee, liquidator or custodian of any Obligor or of all or a substantial part of its property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to any Obligor or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement.

                  (g) A final judgment or order for the payment of money in excess of One Hundred Dollars ($100,000) shall be rendered against Obligor or any of its Subsidiaries and the same shall remain undischarged for a period of ten (10) days after it is due during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Obligor or any of its Subsidiaries and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within fifteen (15) days after issue or levy.

         Upon the occurrence and during the continuance of any such Event of Default, Agent shall have all of the rights set forth under this Agreement, the other Operative Documents and under applicable law. Upon the occurrence and during the continuance of any Event of Default under this Agreement at which time no demand has been made under the Guaranties, Agent shall have the right, at the direction of the Required Guarantors (provided, that if the Columbia Entities desire to take an enforcement action that Required Guarantors have not consented to, the Agent shall take such enforcement action as the Columbia Entities

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direct the Agent to take, provided further, that Agent shall not take such enforcement action until the earlier of (A) the 120th day after receipt by Agent of written notice of such enforcement action from the Columbia Entities or (B) such time as the Required Guarantors have provided their consent to such enforcement actions), by written notice to Obligor, to require Obligor to post cash collateral in an amount equal to the maximum amount which may be demanded under the Guaranty, in which case Obligor shall execute all such documentation as Agent may reasonably request to perfect Agent's security interest in such cash collateral.

         6. DEFINITIONS. As used in this Agreement, the following capitalized terms have the following meanings

                  (a)      "Additional Guarantors" has the meaning given in
Section 4(d) hereof.

                  (b) "Affiliate," with respect to any Person, means (i) any director or officer of such Person, (ii) any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, and (iii) any Person beneficially owning or holding 5% or more of any class of voting securities of such Person or any corporation of which such Person beneficially owns or holds, in the aggregate, 5% or more of any class of voting securities The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The term "Affiliate," when used herein without reference to any Person, shall mean an Affiliate of Obligor.

                  (c) "Claim" has the meaning given to such term in the Security Agreement.

                  (d) "Collateral" has the meaning given to such term in the Security Agreement.

                  (e) "Columbia Entities" means Columbia Capital Equity Partners II (QP), LP, Columbia Capital Equity Partners II (Cayman), LP, Columbia Capital Equity Partners II LP, Columbia Capital Investors, LLC, Columbia Capital Equity Partners III (QP), LP, Columbia Capital Equity Partners III (Cayman), LP, Columbia Capital Equity Partners III (AI), LP and Columbia Capital Investors III, LLC.

                  (f) "Drawn Amount" means any amount required to be paid by a Guarantor under such Guarantor's Guaranty upon a request for payment by Bank.

                  (g) "Equity Securities" of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

                  (h) "Event of Default" has the meaning given in Section 5 hereof.

                  (i)      "Excess Warrant Shares" has the meaning given in
Section 4(d) hereof.

                  (j) "Excluded Cash" means the aggregate amount of cash proceeds of any issuance of Obligor's securities since the date of this Agreement minus the aggregate amount of all cash used since the date of this Agreement to fund any mergers or acquisitions, or to acquire any assets or securities of any other Person (other than (i) pursuant to agreements existing as of the date of this Agreement or (ii) in the ordinary course of business), provided that Excluded Cash shall never be less than zero.

                  (k) "GAAP" shall mean generally accepted accounting principles as in effect in the United States of America from time to time.

                  (l) "Guaranty Commitment" means with respect to each Guarantor, the amount set forth on Schedule 2 hereto as the maximum principal amount of such Guarantor's Guaranty.

                  (m) "Guaranty Expense Amount" means any costs or expenses (other than Drawn Amounts) payable by Agent or Guarantors or their affiliates in connection with the Guaranties whether under the Credit Agreement or otherwise, including without limitation, fees for the issuance or enforcement or collection of the Guaranties, and reasonable attorneys fees and costs (including the fees of attorneys employed by Guarantors), incurred by Agent or Guarantors in connection with the demand related to a payment under any of the Guaranties or in connection with the enforcement, collection of, or attempted collection or enforcement of any of the obligations of Obligor which are not performed as and when required by this Agreement.

                  (n) "Indebtedness" shall mean and include the aggregate amount of, without duplication (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations to pay the deferred purchase price of property or services (other than accounts payable and accrued expenses incurred in the ordinary course of business determined in accordance with GAAP), (iv) all obligations with respect to capital leases, (v) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all reimbursement and other payment obligations, contingent or otherwise, in respect of letters of credit and similar surety instruments; and (vii) all guaranty obligations with respect to the types of Indebtedness listed in clauses (i) through (vi) above.

                  (o) "Investment" of any Person shall mean any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving and travel expense, drawing accounts and similar expenditures in the ordinary course of business), any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person (including, without limitation, any Indebtedness incurred by such Person of the type described in clauses (i) and (ii) of the definition of "Indebtedness" on behalf of any other Person); provided, however, that Investments shall not include accounts receivable or other indebtedness owed by customers of such Person which are current assets and arose from sales or non-exclusive licensing in the ordinary course of such Person's business.

                  (p) "Lien" shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

                  (q) "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of Obligor; (b) the ability of Obligor to pay or perform the Obligations in accordance with the terms of this Agreement and the other Operative Documents and to avoid an Event of Default, or an event which, with the giving of notice or the passage of time or both, would constitute an Event of Default, under any Operative Document; or (c) the rights and remedies of Agent and the Guarantors under this Agreement, the other Operative Documents or any related document, instrument or agreement.

                  (r) "Obligations" shall mean and include all loans, advances, debts, liabilities and obligations, arising in connection with this Reimbursement Agreement or the other Operative Documents and the issuance of, maintenance of or payment by Guarantors under their respective Guaranties, owed by Obligor to Guarantors of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising, including, all interest, fees, charges, expenses, attorneys' fees and costs and accountants' fees and costs chargeable to and payable by each Obligor hereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

                  (s) "Operative Documents" shall mean this Agreement, the Security Agreement, the Subsidiary Guaranty and all other agreements or documents executed in connection therewith.

                  (t) "Permitted Indebtedness" shall mean (a) Indebtedness of Obligor or any of its Subsidiaries (i) in favor of Bank arising under the Credit Agreement and (ii) in favor of Agent and Guarantors arising under this Agreement or any other Operative Document; (b) Indebtedness existing on the date hereof and disclosed on Schedule 1 hereto; and (c) Indebtedness secured by a Lien that is otherwise permitted pursuant to subsections (vi), (vii) or (viii) of the definition of "Permitted Lien."

                  (u) "Permitted Investments" shall mean and include: (a) Deposits accounts with commercial banks organized under the laws of the United States or a state thereof to the extent Agent has a perfected security interest therein and such deposits are fully insured by the Federal Deposit Insurance Corporation; (b) Investments in marketable obligations issued or fully guaranteed by the United States and maturing not more than one (1) year from the date of issuance; (c) Investments in open market commercial paper rated at least "Al " or "PI " or higher by a national credit rating agency and maturing not more than 270 days from the creation thereof; (d) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in connection with bona fide hedging arrangements.

                  (v) "Permitted Liens" shall mean and include: (i) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided provision is made to the reasonable satisfaction of Agent for the eventual payment thereof if subsequently found payable; (ii) Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided provision is made to the reasonable satisfaction of Agent for the eventual payment thereof if subsequently found payable; (iii) deposits under workers' compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business; (iv) easements, reservations, rights of way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property in a manner not materially or adversely affecting the value or use of such property; (v) Liens in favor of Agent (vi) Liens securing obligations under a capital lease if such lease is permitted under this Agreement and such Liens do not extend to property other than the property leased under such capital lease; (vii) Liens upon any equipment or other assets acquired or held by Obligor or any of its Subsidiaries to secure the purchase price of such equipment or other assets or indebtedness incurred solely for the purpose of financing the acquisition of such equipment or other assets, so long as such Lien extends only to the equipment or other assets financed, and any accessions, replacements, substitutions and proceeds (including insurance proceeds) thereof or thereto and (viii) Liens on assets acquired from Network Access Solutions Corporation or its affiliates, or IP Communications, Inc. or its affiliates, provided that such Liens are limited to such assets so acquired.

                  (w) "Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

                  (x) "Regulated Subsidiary" shall mean any Subsidiary for which federal, state, provincial, local or other governmental approval would be required for such Subsidiary to grant a security interest in its assets, issue any evidence of indebtedness or assume any obligation or liability as guarantor with respect to any obligation or liability of any other Person.

                  (y) "Required Guarantors" shall mean, as of any date, Guarantors that have paid to Bank more than fifty percent (50%) of the aggregate Drawn Amounts, and if no Drawn Amounts are outstanding, the Guarantors whose aggregate Guaranty Commitment constitutes more than fifty percent (50%) of the aggregate Guaranty Commitments of all Guarantors; provided that "ninety percent (90%)" shall be substituted in place of the above-referenced percentages in the following circumstances: (A) appointment of a successor Agent under Section 7(i), (B) executing and delivering a release under Section 7(k) of Liens on Collateral in the aggregate valued in excess of $1,000,000, and (C) the consent required pursuant to Section 4(a)(iii) and (D) notwithstanding any provision in this Agreement or the Operative Documents, engaging in any action or transaction, including without limitation amendment or modification of this Agreement or the Operative Documents that (i) materially adversely affects the rights of any Guarantor in a manner different than any other Guarantor, or (ii) could reasonably be expected to prejudice or otherwise treat inequitably the interests of any Guarantor in relation to the rights of any other Guarantor, which actions or transactions shall require the approval of that percentage of Guarantors referenced in this proviso.

                  (z) "Subsidiary" shall mean (a) any corporation of which more than 50% of the issued and outstanding equity securities having ordinary voting power to elect a majority of the Board of Directors of such corporation is at the time directly or indirectly owned or controlled by Obligor, (b) any partnership, joint venture, or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time directly or indirectly owned and controlled by Obligor, (c) any other entity included in the financial statements of Obligor on a consolidated basis.

                  (aa) "Warrants" has the meaning given to such term in Section 3(c) hereof.

         7.       AGENT.

                  (a) Appointment and Authorization of Agent. Each Guarantor hereby designates and appoints VantagePoint Venture Partners III (Q),
L. P. as its representative under this Agreement and the other Operative Documents and each Guarantor hereby irrevocably authorizes Agent, or any successor Agent to take such action on its behalf under the provisions of this Agreement and each other Operative Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Operative Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as representative of the Guarantors on the express conditions contained in this Section 7 and as set forth in the Operative Documents. The provisions of this Section 7 are solely for the benefit of Agent, and the Guarantors, and Obligor shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Operative Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, nor shall Agent have or be deemed to have any fiduciary relationship with any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Operative Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word "Agent" is for convenience only, that Agent is merely the representative of the Guarantors, and only has the contractual duties set forth herein and in the Operative Documents. Except as expressly otherwise provided in this Agreement, Agent shall in good faith and in the best interests of the Guarantors have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Operative Documents. Without limiting the generality of the foregoing, or of any other provision of the Operative Documents that provides rights or powers to Agent, Guarantors agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral and related matters,
(b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Operative Documents,
(c) exclusively receive, apply, and distribute any payments received from Obligor or proceeds of Collateral as provided in the Operative Documents, (d) perform, exercise, and enforce any and all other rights and remedies of the Guarantors with respect to Obligor, the Obligations, the Collateral or otherwise related to any of same as provided in the Operative Documents, and (e) incur and pay such Guaranty Expense Amounts as Agent reasonably may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Operative Documents.

                  (b) Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Operative Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct, but Agent covenants to monitor and supervise in a reasonable manner the conduct of such agents or attorneys-in-fact in furtherance of Agent's duties hereunder.

                  (c) Liability of Agent. Neither the Agent nor any of its partners, members, managers, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof ("Agent-Related Person"), shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Operative Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Guarantors for any recital, statement, representation or warranty made by Obligor or any Subsidiary or Affiliate of Obligor, or any officer or director thereof, contained in this Agreement or in any other Operative Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Operative Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Operative Document, or for any failure of Obligor or any other party to any Operative Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Guarantor to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Operative Document.

                  (d) Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Obligor or counsel to any Guarantor), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Operative Document unless Agent shall first receive such advice or concurrence of the Guarantors as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by Guarantors against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Operative Document in accordance with a request or consent of the Guarantors and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Guarantors.

                  (e) Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any default or Event of Default, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Guarantor or Obligor referring to this Agreement, describing such default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Guarantors of its receipt of any such notice or of any Event of Default or incipient Event of Default of which Agent has actual knowledge. If any Guarantor obtains actual knowledge of any Event of Default, such Guarantor promptly shall notify the other Guarantors and Agent of such Event of Default or incipient Event of Default. Subject to Section 7(d), Agent shall take such action with respect to such default or Event of Default as may be requested by the Required Guarantors; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such default or Event of Default as it reasonably shall deem advisable.

                  (f) Credit Decision. Each Guarantor acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Obligor and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Guarantor. Each Guarantor represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on public filings of the Obligor and such other documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Obligor and any other Person (other than the Guarantors) party to an Operative Document, and all applicable laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Obligor. Each Guarantor also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Operative Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Obligor and any other Person (other than the Guarantors) party to an Operative Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Guarantors by Agent, Agent shall not have any duty or responsibility to provide any Guarantor with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Obligor and any other Person party to an Operative Document that may come into the possession of any of the Agent-Related Persons.

                  (g) Costs and Expenses; Indemnification. Agent may incur and pay Guaranty Expense Amounts to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Operative Documents, including court costs, reasonable attorneys fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Obligor are obligated to reimburse Agent or Guarantors for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from any payments or proceeds of Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Guarantors. In the event Agent is not reimbursed for such costs and expenses from such payments or proceeds of Collateral received by Agent, each Guarantor hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Guarantor's ratable share thereof. Whether or not the transactions contemplated hereby are consummated, the Guarantors shall indemnify upon demand within five (5) business days the Agent-Related Persons (to the extent not reimbursed by or on behalf of Obligor and without limiting the obligation of Obligor to do so), according to their ratable shares, from and against any and all Claims; provided, however, that no Guarantor shall be liable for the payment to any Agent-Related Person of any portion of such Claims resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Guarantor shall reimburse Agent upon demand for such Guarantor's ratable share of any costs or out-of-pocket expenses (including attorneys fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Operative Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Obligor. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

                  (h) Agent in Individual Capacity. Agent and its Affiliates may make loans to, acquire equity interests in, and generally engage in any kind of other business with Obligors and their Subsidiaries and Affiliates and any other Person party to any Operative Documents as though Agent were not Agent hereunder, and, in each case, without notice to or consent of the other Guarantors; provided that nothing herein is intended to alter obligations of the parties that may be set forth other than in the Operative Documents.

                  (i) Successor Agent. Agent may resign as Agent upon 30 days notice to the Guarantors. If Agent resigns under this Agreement, the Required Guarantors shall appoint a successor Agent for the Guarantors. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Guarantors, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Guarantors may agree in writing to remove and replace Agent with a successor Agent from among the Guarantors. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers, and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Guarantors shall perform all of the duties of Agent hereunder until such time, if any, as the Guarantors appoint a successor Agent as provided for above.

                  (j) Guarantor in Individual Capacity. Any Guarantor and its respective Affiliates may make loans to, acquire equity interests in and generally engage in any kind of other business with Obligors and their Subsidiaries and Affiliates and any other Person party to any Operative Documents as though such Guarantor were not a Guarantor hereunder without notice to or consent of the Guarantors; provided that nothing herein is intended to alter obligations of the parties that may be set forth other than in the Operative Documents.

                  (k)      Collateral Matters.

                           (a)      The Guarantors hereby irrevocably authorize
Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Guaranty and payment and satisfaction in full by Obligor of all Obligations, or (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Obligor certifies to Agent that the sale or disposition is permitted pursuant to the terms of this Agreement or the other Operative Documents (and Agent may rely conclusively on any such certificate, without further inquiry). Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of the Required Guarantors. Upon request by Agent or Obligor at any time, the Guarantors will confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 7(k); provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Obligor in respect of) all interests retained by Obligor, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

                           (b)      Agent shall have no obligation whatsoever to
any of the Guarantors to assure that the Collateral exists or is owned by Obligor or is cared for, protected, or insured or has been encumbered, or that the Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Operative Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Guarantors and that Agent shall have no other duty or liability whatsoever to any Guarantor as to any of the foregoing, except as otherwise provided herein.

                  (l) Restrictions on Actions by Guarantors; Sharing of
Payments.

                           (a)      Each of the Guarantors agrees that it shall
not, unless specifically requested to do so by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Guarantor any preference or priority against the other Guarantors with respect to the Collateral.

                           (b)      If, at any time or times any Guarantor shall
receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Agreement or the other Operative Documents, except for any such proceeds of Collateral or payments received by such Guarantor from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Guarantor's ratable portion of all such distributions by Agent, such Guarantor promptly shall turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Guarantors and for application to the Obligations in accordance with the applicable provisions of this Agreement.

                  (m) Concerning the Collateral and Related Operative Documents. Each of the Guarantors authorizes and directs Agent to enter into this Agreement and the other Operative Documents relating to the Collateral, for the benefit of the Guarantors. Each of the Guarantors agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Operative Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Guarantors.

                  (n) No Liability. Nothing contained herein shall confer upon any Guarantor any interest in, or subject any Guarantor to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Guarantor. Except as provided in Section 7(g), none of the Guarantors shall have any liability for the acts or any of the other Guarantors.

         8.       MISCELLANEOUS.

                  (a) Notices. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Obligor, Agent or Guarantors under this Agreement shall be in writing and delivered by facsimile, hand delivery, overnight courier service or certified mail, return receipt requested, to each party at the address most recently provided by such party to the other party.

                  (b) Nonwaiver. No failure or delay on Agent's or any Guarantor's part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

                  (c) Amendments and Waivers. This Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by Obligor and Required Guarantors. Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

                  (d) Assignments. This Agreement shall be binding upon and inure to the benefit of Agent, Guarantors and Obligor and their respective successors and assigns; provided, however, that Obligor may not assign or delegate rights and obligations hereunder without the prior written consent of Required Guarantors.

                  (e) Cumulative Rights, etc. The rights, powers and remedies of Agent and Guarantors under this Agreement shall be in addition to all rights, powers and remedies given to Agent and Guarantors by virtue of any applicable law, rule or regulation of any governmental authority or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Agent's or Guarantor's rights hereunder.

                  (f) Partial Invalidity. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

                  (g) Expenses. Each Obligor shall pay on demand all reasonable fees and expenses, including reasonable attorneys' fees and expenses, incurred by Agent and Guarantors in connection with any enforcement or attempt to enforce any of the obligations of any Obligor which are not performed as and when required by this Agreement.

                  (h) Entire Agreement. This Agreement and the other Operative Documents constitutes and contains the entire agreement of Obligor and Agent and Guarantors with respect to the subject matter hereof and supersedes any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof, including, without limitation, that certain Guaranty Agreement, dated as of October 8, 2002, by and between Obligor and VantagePoint Venture Partners III (Q), L.P.

                  (i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to conflicts of law rules.

                  (j) Jury Trial. OBLIGOR, AGENT AND EACH GUARANTOR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

                  (k) Release of Additional Guarantors. In the event that an Additional Guarantor does not enter into a Guaranty on or before January 31, 2003, then such Additional Guarantor's rights and obligations under this Agreement and the other Operative Documents to which it is a party shall automatically terminate and such Additional Guarantor shall be deemed released from this Agreement and such other Operative Documents.

                  (l) Right to Terminate Guaranty. In the event that Obligor does not borrow any loans under the Credit Agreement on or before March 31, 2003, then the Credit Agreement shall terminate automatically on March 31, 2003 pursuant to its terms and all Guaranties shall automatically terminate on March 31, 2003 pursuant to their respective terms (the "Termination Event"). In the event of a Termination Event, (i) Guarantor's rights and obligations under each Operative Document to which it is a party shall automatically terminate and such Guarantor shall be deemed released from such Operative Document and (ii) any Warrants issued to Guarantor in connection with the transactions contemplated by the Operative Documents shall be deemed terminated as of the date of such Termination Election.

                  [Remainder of page intentionally left blank]

                          EXHIBIT C TO SCHEDULE 13D/A


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

                                      DSL.NET, INC.,
                                      AS OBLIGOR



                                      By:   /s/ David S. Struwas
                                          -------------------------------------
                                      Name:  David S. Struwas
                                           ------------------------------------
                                      Title:  CEO
                                            -----------------------------------


AGREED & ACCEPTED:


VANTAGEPOINT VENTURE PARTNERS III (Q), L.P., AS AGENT AND A GUARANTOR

By:  VantagePoint Venture Associates III, L.L.C.


By:     /s/ James M. Marver
   --------------------------------------------------
            James M. Marver           , Managing Member
   ---------------------------------


                  Signature Page to the Reimbursement Agreement

AGREED & ACCEPTED:


COLUMBIA CAPITAL EQUITY PARTNERS II (QP), LP, AS A GUARANTOR

By: Columbia Capital Equity Partners, L.P., its General Partner


By:    /s/ Donald A. Doering
      --------------------------------------------------
Name:  Donald A. Doering
      --------------------------------------------------
Title: CFO
      --------------------------------------------------


COLUMBIA CAPITAL EQUITY PARTNERS II (CAYMAN), LP, AS A GUARANTOR

By: Columbia Capital Equity Partners, L.P., its General Partner


By:    /s/ Donald A. Doering
      --------------------------------------------------
Name:  Donald A. Doering
      --------------------------------------------------
Title: CFO
      --------------------------------------------------


COLUMBIA CAPITAL EQUITY PARTNERS II LP, AS A GUARANTOR

By: Columbia Capital Equity Partners, L.P., its General Partner


By:    /s/ Donald A. Doering
      --------------------------------------------------
Name:  Donald A. Doering
      --------------------------------------------------
Title: CFO
      --------------------------------------------------

COLUMBIA CAPITAL INVESTORS, LLC, AS A GUARANTOR

By: Columbia Capital, LLC, its Manager


By:     /s/ Donald A. Doering
      --------------------------------------------------
Name:   Donald A. Doering
      --------------------------------------------------
Title:  CFO
      --------------------------------------------------


                  Signature Page to the Reimbursement Agreement

AGREED & ACCEPTED:


COLUMBIA CAPITAL EQUITY PARTNERS III (QP), LP, AS A GUARANTOR

By: Columbia Capital Equity Partners III, L.P., its General Partner


By:     /s/ Donald A. Doering
      --------------------------------------------------
Name:   Donald A. Doering
      --------------------------------------------------
Title:  CFO
      --------------------------------------------------


COLUMBIA CAPITAL EQUITY PARTNERS III (CAYMAN), LP, AS A GUARANTOR

By: Columbia Capital Equity Partners III, L.P., its General Partner


By:     /s/ Donald A. Doering
      --------------------------------------------------
Name:   Donald A. Doering
      --------------------------------------------------
Title:  CFO
      --------------------------------------------------


COLUMBIA CAPITAL EQUITY PARTNERS III (AI), LP, AS A GUARANTOR

By:  Columbia Capital Equity Partners III, L.P., its General Partner


By:    /s/ Donald A. Doering
      --------------------------------------------------
Name:  Donald A. Doering
      --------------------------------------------------
Title: CFO
      --------------------------------------------------



COLUMBIA CAPITAL INVESTORS III, LLC, AS A GUARANTOR

By: Columbia Capital III, LLC, its Manager


By:     /s/ Donald A. Doering
      --------------------------------------------------
Name:   Donald A. Doering
      --------------------------------------------------
Title:  CFO
      --------------------------------------------------


                  Signature Page to the Reimbursement Agreement

AGREED & ACCEPTED:


THE LAFAYETTE INVESTMENT FUND, L.P., AS A GUARANTOR

By: Layafette Investment Partners, L.P., its sole General Partner

By: Layafette Private Equities, Inc., its sole General Partner

By:    /s/ Robert Sussman
      --------------------------------------------------
Name:  Robert Sussman
      --------------------------------------------------
Title: Vice President
      --------------------------------------------------


                  Signature Page to the Reimbursement Agreement

AGREED & ACCEPTED:

CHARLES RIVER PARTNERSHIP X, A LIMITED PARTNERSHIP, AS A GUARANTOR

By: Charles River X GP, LLC, General Partner


By:    /s/ Richard M. Burnes, Jr.
      --------------------------------------------------
Name:  Richard M. Burnes, Jr.
      --------------------------------------------------
Title: Managing Member
      --------------------------------------------------


CHARLES RIVER PARTNERSHIP X-A, A LIMITED PARTNERSHIP, AS A GUARANTOR

By: Charles River X GP, LLC, General Partner


By:    /s/ Richard M. Burnes, Jr.
      --------------------------------------------------
Name:  Richard M. Burnes, Jr.
      --------------------------------------------------
Title: Managing Member
      --------------------------------------------------


CHARLES RIVER FRIENDS X-B, LLC, AS A GUARANTOR

By: Charles River Friends, Inc., Manager


By:    /s/ Richard M. Burnes, Jr.
      --------------------------------------------------
Name:  Richard M. Burnes, Jr.
      --------------------------------------------------
Title: Officer
      --------------------------------------------------


CHARLES RIVER FRIENDS X-C, LLC, AS A GUARANTOR

By: Charles River Friends, Inc., Manager


By:    /s/ Richard M. Burnes, Jr.
      --------------------------------------------------
Name:  Richard M. Burnes, Jr.
      --------------------------------------------------
Title: Officer
      --------------------------------------------------



                  Signature Page to the Reimbursement Agreement

                          EXHIBIT C TO SCHEDULE 13D/A

                                   Schedule 1

                                     Omitted























                                   Schedule 1

                                   Schedule 2



                                                              Maximum Principal
Guarantor                                                     Amount of Guaranty
---------                                                     ------------------

VantagePoint Venture Partners III (Q), LP                     $   5,000,000.00

Columbia Capital Equity Partners II (QP), LP                  $      68,757.63

Columbia Capital Equity Partners II (Cayman), LP              $      56,132.51

Columbia Capital Equity Partners II, LP                       $       2,899.72

Columbia Capital Investors, LLC                               $      12,337.14

Columbia Capital Equity Partners III (QP), LP                 $     518,532.22

Columbia Capital Equity Partners III, (Cayman), LP            $     284,753.65

Columbia Capital Equity Partners III, (AI), LP                $      28,645.20

Columbia Capital Investors III, LLC                           $     127,941.93

The Lafayette Investment Fund, L.P.                           $     500,000.00

Charles River Partnership X, a Limited Partnership            $     117,661.28

Charles River Partnership X-A, a Limited Partnership          $       3,230.00

Charles River Friends X-B, LLC                                $       7,762.14

Charles River Friends X-C, LLC                                $       1,346.58
                                                              ----------------

                                                    TOTAL:



                                   Schedule 2

                                   Schedule 3



Guarantor                                                 Warrant Shares
---------                                                 --------------

VantagePoint Venture Partners III (Q), LP                  10,379,420(1)

Columbia Capital Equity Partners II (QP), LP                  102,166

Columbia Capital Equity Partners II (Cayman), LP               83,406

Columbia Capital Equity Partners II, LP                         4,309

Columbia Capital Investors, LLC                                18,332

Columbia Capital Equity Partners III (QP), LP                 770,479

Columbia Capital Equity Partners III, (Cayman), LP            423,111

Columbia Capital Equity Partners III, (AI), LP                 42,563

Columbia Capital Investors III, LLC                           190,107

The Lafayette Investment Fund, L.P.                           742,942

Charles River Partnership X, a Limited Partnership            174,831

Charles River Partnership X-A, a Limited Partnership            4,799

Charles River Friends X-B, LLC                                 11,534

Charles River Friends X-C, LLC                                  2,001



--------

         (1) Includes 2,950,000 warrant shares that Obligor previously agreed to grant pursuant to that certain superceded Guaranty Agreement, dated as of October 8, 2002.


                                   Schedule 3